FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

•	Q1 Pretax Income Increased 58% to $130 Million; Up from $82 Million in 2013

•	Q1 2014 Pretax Includes $19 million of Income Relating to the Reversal of Mortgage Repurchase Reserves and $9 Million of Expense Relating to Debt Redemption Charges

•	Net Income of $75 Million, or $0.19 Per Share, Includes Income Tax Expense of $55 Million; Prior Year Net Income of $82 Million, or $0.21 Per Share, Includes Income Tax Expense of $1 Million

•	Average Selling Price Up 10% to $317,000

•	Gross Margin of 23.8% Increased 580 Basis Points Over Prior Year and 60 Basis Points Over Q4 2013

•	Value of Net New Orders Increased 2% to $1.6 Billion, as Increased Absorptions Per Community Generate New Orders of 4,863 Homes

•	Unit Backlog of 7,199 Homes Valued at $2.4 Billion

•	During the Quarter, Company Redeemed $246 Million of Senior Notes and Repurchased $45 Million of Stock

Bloomfield Hills, Mich., April 24, 2014 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2014. For the quarter, the Company reported pretax income of $130 million, an increase of 58% over prior year pretax income of $82 million. Net income for the period was $75 million, or $0.19 per share, compared with prior year net income of $82 million, or $0.21 per share.

Net income in 2014 included income tax expense of $55 million, or $0.14 per share, compared with prior year income tax expense of $1 million, or less than $0.01 per share. The first quarter effective tax rate of 42% was higher than expected primarily as the result of deferred tax expense associated with changes in certain state income tax rates.

“PulteGroup has gotten off to a strong start in 2014, with first quarter results showing gains resulting from our efforts to drive better pricing, operating margins and pretax earnings in support of higher returns on invested capital,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “Our first quarter gross margin of 23.8% is up 580 basis points over last year and 60 basis points over the prior quarter, marking our ninth consecutive quarter of gross margin expansion.”

"We are pleased with the start of the spring selling season, as absorption paces per community improved from year ago levels and demand accelerated through the quarter. We continue to believe housing is in the early stages of a multiyear recovery benefitting from low interest rates, low inventory and continued relative affordability of homes, and with consumers looking for well-located houses and displaying a clear willingness to invest in those features they value most.”

Home sale revenues for the first quarter were $1.1 billion, which was comparable with last year. Revenues for the quarter reflect a 10%, or $30,000, increase in average selling price to $317,000, offset by a 10% decrease in closings to 3,436 homes. The higher average selling price was the result of price increases in each of our entry level, move-up and active adult demographics.

The Company’s home sale gross margin for the quarter was 23.8%, which is an increase of 580 basis points over the prior year and 60 basis points over the fourth quarter of 2013. Homebuilding SG&A expense for the period was $144 million, or 13.3% of home sale revenues. SG&A expense for the first quarter of 2013 was $129 million, or 11.8% of home sale revenues.

For the quarter, the Company reported 4,863 net new orders, a decrease of 6% from prior year. The dollar value of new orders was $1.6 billion, which is up 2% from the prior year. For the quarter, the Company operated out of 584 communities which is a decrease of 10% from the first quarter last year.

PulteGroup’s backlog at quarter end totaled 7,199 homes valued at $2.4 billion, compared with prior year backlog of 7,825 homes valued at $2.4 billion. The average selling price in the Company’s current backlog increased 9%, or $28,000, over the prior year to $336,000.

The Company's financial services operations reported pretax income of $22 million for the quarter, compared with pretax income of $14 million in the prior year. Mortgage capture rate for the quarter was 78% compared with 82% in the comparable prior year period. Pretax income for the period reflects the reversal of $19 million of mortgage repurchase reserves, offset by a decrease in operating profitability due to the more competitive operating conditions that currently exist within the mortgage industry.

During the quarter, PulteGroup repurchased 2.2 million shares of common stock in the first quarter for $45 million, or an average price of $19.95 per share. The Company also completed its previously announced redemption of $246 million of senior notes, resulting in a first quarter charge of $9 million.

    A conference call discussing PulteGroup's first quarter results is scheduled for Thursday, April 24, 2014, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Homebuilding
Home sale revenues	$1,088,015	$1,099,752
Land sale revenues	5,984	26,131
	1,093,999	1,125,883
Financial Services	24,895	36,873
Total revenues	1,118,894	1,162,756

Homebuilding Cost of Revenues:
Home sale cost of revenues	828,603	901,470
Land sale cost of revenues	5,011	22,018
	833,614	923,488
Financial Services expenses	3,322	22,588
Selling, general and administrative expenses	144,887	129,626
Other expense, net	13,831	4,772
Interest income	(1,111)	(1,173)
Interest expense	213	207
Equity in (earnings) loss of unconsolidated entities	(5,891)	898
Income before income taxes	130,029	82,350
Income tax expense	55,210	588
Net income	$74,819	$81,762

Per share:
Basic earnings	$0.19	$0.21
Diluted earnings	$0.19	$0.21
Cash dividends declared	$0.05	$—

Number of shares used in calculation:
Basic	383,991	384,228
Effect of dilutive securities	3,815	6,093
Diluted	387,806	390,321

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2014	December 31, 2013

ASSETS

Cash and equivalents	$1,268,162	$1,580,329
Restricted cash	75,596	72,715
House and land inventory	4,034,294	3,978,561
Land held for sale	72,531	61,735
Land, not owned, under option agreements	22,200	24,024
Residential mortgage loans available-for-sale	209,921	287,933
Investments in unconsolidated entities	40,120	45,323
Other assets	461,046	460,621
Intangible assets	132,873	136,148
Deferred tax assets, net	2,034,668	2,086,754
	$8,351,411	$8,734,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$205,234	$202,736
Customer deposits	168,573	134,858
Accrued and other liabilities	1,257,854	1,377,750
Income tax liabilities	205,810	206,015
Financial Services debt	35,836	105,664
Senior notes	1,814,041	2,058,168
	3,687,348	4,085,191

Shareholders' equity	4,664,063	4,648,952

	$8,351,411	$8,734,143

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$74,819	$81,762
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	52,086	—
Depreciation and amortization	5,670	7,339
Stock-based compensation expense	8,522	7,141
Equity in (earnings) loss of unconsolidated entities	(5,891)	898
Distributions of earnings from unconsolidated entities	4,753	265
Loss on debt retirements	8,584	—
Other non-cash, net	3,256	3,035
Increase (decrease) in cash due to:
Restricted cash	(890)	860
Inventories	(68,812)	99,760
Residential mortgage loans available-for-sale	76,357	80,727
Other assets	17,090	(370)
Accounts payable, accrued and other liabilities	(83,943)	(8,795)
Income tax liabilities	(205)	(2,002)
Net cash provided by (used in) operating activities	91,396	270,620
Cash flows from investing activities:
Distributions from unconsolidated entities	6,385	200
Investments in unconsolidated entities	(9)	(593)
Net change in loans held for investment	(6,390)	10
Change in restricted cash related to letters of credit	(1,991)	4,513
Proceeds from the sale of property and equipment	23	59
Capital expenditures	(17,865)	(5,378)
Net cash provided by (used in) investing activities	(19,847)	(1,189)
Cash flows from financing activities:
Financial Services borrowings (repayments)	(69,828)	(82,164)
Other borrowings (repayments)	(250,013)	(213)
Stock option exercises	5,295	7,537
Stock repurchases	(50,105)	(6,427)
Dividends paid	(19,065)	—
Net cash provided by (used in) financing activities	(383,716)	(81,267)
Net increase (decrease) in cash and equivalents	(312,167)	188,164
Cash and equivalents at beginning of period	1,580,329	1,404,760
Cash and equivalents at end of period	$1,268,162	$1,592,924

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(19,556)	$(23,095)
Income taxes paid (refunded), net	$(8,253)	$(3,026)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
HOMEBUILDING:
Home sale revenues	$1,088,015	$1,099,752
Land sale revenues	5,984	26,131
Total Homebuilding revenues	1,093,999	1,125,883

Home sale cost of revenues	828,603	901,470
Land sale cost of revenues	5,011	22,018
Selling, general and administrative expenses	144,887	129,626
Equity in (earnings) loss of unconsolidated entities	(5,870)	926
Other expense, net	13,831	4,772
Interest income, net	(898)	(966)
Income before income taxes	$108,435	$68,037

FINANCIAL SERVICES:
Income before income taxes	$21,594	$14,313

CONSOLIDATED:
Income before income taxes	$130,029	$82,350

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Home sale revenues	$1,088,015	$1,099,752

Closings - units
Northeast	343	302
Southeast	647	651
Florida	567	583
Texas	781	897
North	630	666
Southwest	468	734
	3,436	3,833
Average selling price	$317	$287

Net new orders - units
Northeast	444	571
Southeast	824	959
Florida	850	804
Texas	1,172	1,080
North	892	969
Southwest	681	817
	4,863	5,200
Net new orders - dollars (a)	$1,608,406	$1,581,965

Unit backlog
Northeast	722	891
Southeast	1,230	1,219
Florida	1,196	1,286
Texas	1,641	1,638
North	1,475	1,570
Southwest	935	1,221
	7,199	7,825
Dollars in backlog	$2,422,187	$2,413,753

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
MORTGAGE ORIGINATIONS:
Origination volume	2,114	2,722
Origination principal	$495,529	$621,997
Capture rate	78.2%	82.3%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Interest in inventory, beginning of period	$230,922	$331,880
Interest capitalized	35,313	42,656
Interest expensed	(40,616)	(53,677)
Interest in inventory, end of period	$225,619	$320,859
Interest incurred	$35,313	$42,656